UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 15, 2009

Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos, California 94022
(Address of principal executive offices, including ZIP code)

(650) 947-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On December 15, 2009, Rambus Inc. (“Rambus” or the “Company”), entered into a definitive triple net space lease agreement with MT SPE, LLC (the “Landlord”) whereby the Company will lease approximately 125,000 square feet of office space located at 1040 Enterprise Way in Sunnyvale, California (the “Lease”).  The office space will be used for the Company’s corporate headquarters functions, as well as engineering, marketing and administrative operations and activities.  The Company plans to move to the new premises beginning in July 2010 following completion of leasehold improvements.  The Lease has a term of 120 months from the commencement date.  The initial annual base rent is $3,681,174, subject to a full abatement of rent for the first six months of the Lease term.  The annual base rent increases each year to certain fixed amounts over the course of the term as set forth in the Lease and will be $4,808,064 in the tenth year.  In addition to the base rent, the Company will also pay operating expenses, insurance expenses, real estate taxes and a management fee.  The Company has two options to extend the Lease for a period of sixty months each and a one-time option to terminate the Lease after 84 months in exchange for an early termination fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2009	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer